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                                                                     Exhibit 2.1


                            STOCK PURCHASE AGREEMENT

      This Stock Purchase Agreement (the "Agreement") is made and entered into on the 2nd day of January, 2003 by and among John D. Whalen, Donald J. Carrozzino, Frank Wallitsch, Jr. and Nancy S. Hansen (each of the foregoing, individually, a "Seller"; and collectively, the "Sellers"), being the owners of all of the issued and outstanding common stock of Pennsylvania Crusher Corporation, a Delaware corporation (the "Company"), and PCC Acquisition Co., a Delaware corporation (the "Buyer").

      The Sellers own all of the issued and outstanding common stock of the Company (the "Shares"), with each Seller owning the number of Shares set forth after such Seller's name in column A of Exhibit A hereto. The Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, all of the Shares in accordance with the provisions of this Agreement.

      NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

      1. Sale and Purchase of Shares. Subject to the terms and conditions of this Agreement and on the basis of and in reliance upon the representations, warranties, covenants and agreements set forth herein, on the Closing Date (as defined in Section 2(a) hereof) each Seller shall sell to the Buyer and the Buyer shall purchase from each Seller all of the Shares owned by such Seller in exchange for a purchase price determined and payable as follows:

      (a) cash in the amount set forth after such Seller's name in column B of Exhibit A hereto shall be paid by the Buyer to such Seller on the first business day following the Closing Date (the "Payment Date") in the manner provided in the last sentence of Section 2(b) hereof, with $19.5 million being the total amount of cash to be paid to all of the Sellers on the Payment Date (collectively, the "Closing Payments"). It is contemplated by the parties that following the sale of the Shares (i) the Buyer will merge with and into the Company, (ii) the Company will borrow funds from National City Bank and (iii) the Company will, on the Payment Date, pay the Closing Payments in full by wire transfer of immediately available funds as described in the last sentence of
Section 2(b);

      (b) cash in the amounts set forth after such Seller's name in columns C, D and E of Exhibit A hereto shall be paid by the Buyer to such Seller on each of the second, third and fourth anniversaries of the Closing Date, respectively, (or if any such payment date is not a day on which banks in New Jersey and Pennsylvania are open for business, the next succeeding day on which banks in such states are so open), with $4.0 million being the total amount of cash to be paid to all of the Sellers on these three anniversary dates, together in each case with simple interest on the unpaid balance thereof from the Closing Date at the rate of 6% per annum, payable on and for the periods ending each April 2, July 2, October 2 and January 2 until such deferred purchase price obligation has been satisfied, with the final interest payment to be on the date of such satisfaction; all of the foregoing, with respect to each Seller, to be satisfied by the Buyer's delivery on the Closing Date of a promissory note made by the Buyer's ultimate parent, K-Tron International, Inc. ("K-Tron"), in favor of such Seller in the form attached hereto as Exhibit B (individually with respect to each Seller, a "Seller Note", and collectively, the "Seller Notes"); and

      (c) cash in an amount to be determined pursuant to Section 3 hereof shall be paid by the Buyer to the Sellers, or by the Sellers to the Buyer, as the case may be, in accordance with such Section 3.


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      2. Closing. (a) The closing (the "Closing") of the sale and purchase of
Shares described in Section 1 hereof shall take place at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA, commencing at 10:00 a.m., local time, on the date hereof and shall be deemed effective as of the opening of business of the Company and its Subsidiary (as defined in Section 5.3 hereof) on that date. The date of the Closing is sometimes herein referred to as the "Closing Date".

      (b) At the Closing, each Seller shall deliver to the Buyer, free and clear of all pledges, liens, transfer and stamp tax obligations, encumbrances, claims and other charges thereon of every kind, the certificates for the Shares to be sold by such Seller in negotiable form, duly endorsed in blank, or with separate stock transfer powers attached thereto and signed in blank, in exchange for the delivery by the Buyer to such Seller (i) on the Payment Date, of the consideration to be paid to such Seller pursuant to Section 1(a) hereof and (ii) at the Closing, of the Seller Note to which such Seller is entitled pursuant to
Section 1(b) hereof. All cash payments pursuant to Section 1(a) hereof shall be by wire transfer of immediately available funds to such accounts at such banks as the Sellers or their counsel shall direct in writing delivered to the Buyer no less than three business days prior to the Closing.

      (c) The allocations set forth in columns B, C, D and E of Exhibit A hereto have been provided to the Buyer by the Sellers, were determined by the Sellers alone, and have been agreed among the Sellers acting alone. The Buyer shall have no responsibility whatsoever with respect to the determination of the allocations set forth in columns B, C, D and E of Exhibit A hereto.

      (d) Immediately following the Closing, the Sellers shall make available to the Buyer the written resignations of all the directors of the Company and its Subsidiary effective as of the Closing, and shall cause to be made available to the successor directors and to the officers of the Company and its Subsidiary, including any new officers elected on the Closing Date (the "post-Closing directors and officers"), all minute books, stock record books, books of account, corporate seals, leases, contracts, agreements, securities, bank, checking and money market accounts, other investments, deposits, customer and subscriber lists, files and other documents, instruments and papers belonging to the Company and its Subsidiary and shall cause full possession and control of all of the assets and properties of every kind and nature, tangible and intangible, of the Company and its Subsidiary and of all other things and matters pertaining to the operation of the business of the Company and its Subsidiary to be transferred and delivered to the post-Closing directors and officers. At the Closing, the Sellers shall deliver to the Buyer, and the Buyer shall deliver to the Sellers, the certificates, opinions and other instruments and documents referred to in Sections 8 and 9 hereof, respectively.

      3. Post-Closing Adjustment to Purchase Price. (a) As soon as reasonably practical following (but not more than 60 days after) the Closing Date, the Company (in consultation with the Chief Financial Officer of K-Tron and also with the Sellers' Representative (as defined in Section 11.1 hereof)) shall prepare and deliver to the Sellers and K-Tron an audited consolidated balance sheet of the Company and its Subsidiary as of the close of business on the last business day immediately preceding the Closing Date (the "Closing Balance Sheet"), together with the report thereon of KMPG LLP. The Closing Balance Sheet shall be prepared in accordance with this Agreement and generally accepted accounting principles consistent with past practice in the Company's preparation of its fiscal year 2001 audited balance sheet (the "2001 Balance Sheet"), except to the extent that there is any new generally accepted accounting principle(s) that must be adopted. Further, the Closing Balance Sheet shall not take into account any of the transactions contemplated by this Agreement, or any fees, expenses and costs of the Sellers (unless paid for by the Company or its Subsidiary prior to the Closing despite the provisions of Section 11.2(a) hereof, in which case their payment would be taken into account on the Closing Balance Sheet) in connection with the consideration, preparation, negotiation and completion thereof, other than as set forth in Section 11.2(a) hereof. All expenses incurred in connection with the preparation of the Closing Balance Sheet shall be the responsibility of the Company.


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      (b) The Closing Balance Sheet shall become final and binding upon the parties unless within 30 days following its submittal to the Sellers and K-Tron, either all of the Sellers as a group notify K-Tron of their objection thereto, or K-Tron notifies the Sellers of its objection thereto, which objection may only be that the Closing Balance Sheet was not properly prepared under Section 3(a) hereof. Such 30-day period shall be extended for an additional 30 days at the request of either all of the Sellers as a group, or K-Tron, should either the Sellers or K-Tron reasonably require additional time to complete their review of the Closing Balance Sheet. During such 30-day review period (or 60-day review period, if so extended), the Company shall make reasonably available to the Sellers, K-Tron and their respective representatives, and shall use reasonable efforts to cause its representatives to make reasonably available to the Sellers, K-Tron and their respective representatives, on a timely basis, all books, records and appropriate personnel to provide the Sellers, K-Tron and their respective representatives with such information regarding the Closing Balance Sheet as the Sellers, K-Tron and their respective representatives may reasonably request. If within 30 days following the receipt by the other party of any notice of objection by K-Tron or the Sellers, any of such differences have not been resolved, they shall be resolved by Ernst & Young LLP, Philadelphia, Pennsylvania, whose decision thereon shall be final, binding and not subject to any appeal. The fees and expenses of Ernst & Young LLP in connection with any such resolution shall be allocated between (and paid by) K-Tron and the Sellers in the same proportion that the aggregate amount of the disputed items so submitted to Ernst & Young LLP that is unsuccessfully disputed by each such party (as finally determined by Ernst & Young LLP) bears to the total amount of such disputed items so submitted.

      (c) Within ten days following the final determination of the Closing Balance Sheet in accordance with Section 3(b) hereof, either

            (i) if the consolidated stockholders' equity on the Closing Balance Sheet is less than $9 million, then the Sellers shall pay to the Buyer (or to the Company as its successor by merger), as a decrease in the purchase price for the Shares, the amount of such shortfall (together with simple interest thereon, from the Closing Date to the date of payment, at the rate of 6% per annum); or

            (ii) if the consolidated stockholders' equity on the Closing Balance Sheet is greater than $9 million, then the Buyer (or the Company as its successor by merger) shall pay to the Sellers, as an increase in the purchase price for the Shares, the amount of such excess (together with simple interest thereon, from the Closing Date to the date of payment, at the rate of 6% per annum).

In the case of any payment to or by the Sellers under this Section 3(c), each Seller shall be paid or pay that part of the total payment due equal to such total payment multiplied by the percentage set forth after such Seller's name in column A of Exhibit A hereto, all of which percentages have been provided to the Buyer by the Sellers, were determined by the Sellers alone, and have been agreed among the Sellers acting alone. The Buyer shall have no responsibility whatsoever with respect to the determination of the percentages set forth in column A of Exhibit A hereto.

      (d) Nothing in this Section 3 shall preclude any party from exercising, or shall adversely affect or otherwise limit in any respect the exercise of, any right or remedy available to it hereunder or otherwise for any misrepresentation or breach of warranty hereunder, but (i) neither the Buyer nor any Seller shall have any right to dispute the Closing Balance Sheet or any portion thereof once the Closing Balance Sheet has been finally determined in accordance with Section 3(b) hereof and (ii) the Buyer shall not have the right to be indemnified hereunder for any breach of any representations or warranties contained in this Agreement regarding the value of the accounts receivable, inventory or other items classified as current assets on the Closing Balance Sheet.


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      4. Individual Representations and Warranties of the Sellers. Each Seller,
separately and individually, and not jointly, represents and warrants to the Buyer as follows:

      4.1 Share and Interest Ownership; Authority. Each Seller is the lawful owner of record and beneficially of the number of Shares set beside such Seller's name in column A of Exhibit A hereto, free and clear of all pledges, liens, encumbrances, claims and other charges and restrictions thereon of every kind, including without limitation any agreements, subscriptions, options, warrants, calls, commitments or rights (contingent or otherwise) of any character granting to any person any interest in or right to acquire from such Seller at any time, or upon the happening of any stated event, any Shares owned by such Seller. Each Seller has full right, power and authority to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by each Seller. This Agreement constitutes the legal, valid and binding obligation of each Seller enforceable against each Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and by general principles of equity (whether considered in an action at law or in equity).

      4.2 Validity of Contemplated Transactions; Etc. The execution, delivery and performance of this Agreement by each Seller will not contravene or violate
(a), any law, rule or regulation to which any Seller is subject or (b) any judgment, order, writ, injunction or decree of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to any Seller; nor will such execution, delivery or performance violate, be in conflict with or result in the breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of, or require the consent of any other party to, any contract, commitment, agreement, lease, license, permit, authorization, document or other understanding, oral or written, to or by which any Seller is a party or otherwise bound or affected. No authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by any Seller.

      4.3 No Claims Against the Company or its Subsidiary. No Seller has any claim, either accrued, absolute, contingent or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, against the Company or its Subsidiary for any reason, other than claims in the ordinary course, consistent with past practice, for the payment of salary, bonuses, commissions, expense reimbursements or payments arising from other employee benefits to the extent accrued but not yet paid (all of which shall be fully reflected on the Closing Balance Sheet).

      5. Joint and Several Representations and Warranties of the Sellers. Each Seller, jointly and severally, represents and warrants to the Buyer as follows:


      5.1 Corporate Existence. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and it has all requisite power and authority and all licenses, permits and authorizations necessary to carry on its business as it has been and is now being conducted and to own, lease and operate the properties used in connection therewith. The Company is qualified as a foreign corporation authorized to do business and is in good standing in each jurisdiction in which such qualification is required, except for those jurisdictions where the failure to be so qualified would not be reasonably expected to have a material adverse effect on the Company's business, operations, assets, properties or condition (financial or otherwise). Schedule 5.1 hereto sets forth all of the jurisdictions in which the Company is qualified to conduct business as a foreign corporation.

      5.2 Capitalization. (a) The total authorized capital stock of the Company consists of (i) 50,000 shares of Class A common voting stock, par value $.01 per share, of which 12,826 shares and no others are issued and outstanding (all such issued and outstanding shares have been previously defined as the "Shares") and
(ii) 50,000 shares of Class B common non-voting stock, par value $.01 per share, none of


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which are issued and outstanding. All of the Shares have been duly authorized and validly issued, are fully paid and non-assessable, were not issued in violation of the terms of any agreement or other understanding binding upon the Company and were issued in compliance with the Certificate of Incorporation and By-Laws of the Company and all applicable federal, state and foreign securities and other laws, rules and regulations. There are, and except as set forth on
Schedule 5.2 hereto have been, no preemptive rights with respect to the issuance of the Shares or any other shares of capital stock of the Company, and there have been no issuances in violation of any preemptive rights. All redemptions and repurchases of shares of capital stock by the Company have been completed in accordance with law and the terms thereof, and the Company has no liability or obligation of any nature in connection therewith. Except for the agreements, contracts and commitments listed on Schedule 5.2 hereto, the Company is not a party to, and has not in the past five years entered into or made, any agreement, contract or commitment in connection with any redemption or repurchase of shares of its capital stock.

      (b) Except as set forth on Schedule 5.2 hereto, there are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, agreements or rights (contingent or otherwise) of any character to purchase or otherwise acquire from the Company or any Seller any shares of, or any securities convertible into shares of, the capital stock of the Company.

      5.3 Subsidiary; No Interest in Other Entities. (a) Jeffrey Specialty Equipment Corporation (the "Subsidiary") is the only direct or indirect subsidiary of the Company. The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority and all licenses, permits and authorizations necessary to carry on its business as it has been and is now being conducted and to own, lease and operate the properties used in connection therewith. The Subsidiary is qualified as a foreign corporation authorized to do business and is in good standing in each jurisdiction in which such qualification is required, except for those jurisdictions where the failure to be so qualified would not be reasonably expected to have a material adverse effect on the Subsidiary's business, operations, assets, properties or condition (financial or otherwise). Schedule 5.3 hereto sets forth all of the jurisdictions in which the Subsidiary is qualified to conduct business as a foreign corporation.

      (b) The authorized, issued and outstanding capital stock of the Subsidiary is listed on Schedule 5.3 hereto. All of such issued and outstanding shares of capital stock have been duly authorized and validly issued, are fully paid and non-assessable, were not issued in violation of the terms of any agreement or other understanding binding upon the Subsidiary and were issued in compliance with the Certificate of Incorporation and By-Laws of the Subsidiary and all applicable federal, state and foreign securities and other laws, rules and regulations. There are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, agreements or rights (contingent or otherwise) of any character to purchase or otherwise acquire from the Subsidiary or the Company any shares of, or any securities convertible into shares of, the capital stock of the Subsidiary. There are, and except as set forth on Schedule
5.3 hereto have been, no preemptive rights with respect to the issuance of shares of capital stock of the Subsidiary, and there have been no issuances in violation of any preemptive rights.

      (c) The Company is the lawful owner of record and beneficially of all of the issued and outstanding shares of capital stock of the Subsidiary, free and clear of all pledges, liens, encumbrances, claims and other charges and restrictions thereon of every kind, including without limitation any agreements, subscriptions, options, warrants, calls, commitments or rights (contingent or otherwise) of any character granting to any person any interest in or right to acquire from the Company or the Subsidiary at any time, or upon the happening of any stated event, any shares of capital stock of the Subsidiary.

      (d) Except as set forth on Schedule 5.3(d), neither the Company nor the Subsidiary owns any shares of any corporation other than the Company's ownership of the Subsidiary, and neither the

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Company nor the Subsidiary has any other ownership or other investment interest, either of record, beneficially or equitably, in any association, partnership, joint venture or legal entity, except for bank, checking and money market accounts and other cash equivalent investments.

      5.4 Financial Statements. (a) The Sellers have delivered to the Buyer prior to the date hereof (i) the consolidated balance sheets of the Company and its Subsidiary as of December 31, 2001, 2000 and 1999 and the related consolidated statements of income, stockholders' equity and cash flows for the 12-month periods then ended, reported on without qualification by Arthur Andersen LLP, independent certified public accountants (the "Audited Financials"), and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiary as of September 30, 2002 (the "September Balance Sheet") and the related consolidated statements of income and stockholders' equity for the nine-month period then ended (the "Unaudited Financials"; and together with the Audited Financials, the "Company Financials"). The Company Financials (including without limitation all notes, comments, schedules and supplemental data contained in or annexed to such statements), true, correct and complete copies of all of which are attached hereto as Schedule 5.4, are accurate, complete and in accordance with the books and records of the Company and its Subsidiary in all material respects and present fairly the consolidated financial position and assets and liabilities of the Company and its Subsidiary as of their respective dates and the results of their consolidated operations for the periods then ended, in conformity with generally accepted accounting principles applied on a consistent basis except, in the case of the Unaudited Financials, for the omission of footnote information and normal year end adjustments (none of which will be material).

      (b) The accounting books and records maintained by the Company and its Subsidiary, and upon which all of the Company Financials are based, taken as a whole, accurately reflect all of their items of income and expense, assets, liabilities and businesses. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets.

      (c) The outstanding balance under the Loan Agreement, dated November 1, 1999, between the South Carolina Jobs-Economic Development Authority and the Subsidiary, was paid in full on December 23,2002; the lender thereof has terminated and released all rights and interests with respect thereto, and neither the Company nor its Subsidiary has any remaining liability or obligation in connection therewith.

      5.5 Accounts Receivable. To each Seller's knowledge, none of the accounts receivable of the Company or its Subsidiary are subject to valid defenses, set-offs or counterclaims other than normal returns and allowances and all of such accounts receivable were generated only in the ordinary course of business.

      5.6 Inventory. All inventory of the Company and its Subsidiary consists of items of a normal quality and quantity saleable in the ordinary course of their businesses consistent with past practice.

      5.7 Absence of Undisclosed Liabilities. (a) Neither the Company nor its Subsidiary is liable for or subject to any liability except for:

            (i) those liabilities and obligations reflected on the September Balance Sheet and not heretofore paid or discharged;

            (ii) those liabilities and obligations arising in the ordinary course of its business consistent with past practice under any contract, commitment or agreement specifically disclosed on any Schedule to this Agreement or not required to be disclosed thereon because of the term or amount involved or otherwise; and

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            (iii) those liabilities and obligations incurred, consistent with past practice, in the ordinary course of its business since September 30, 2002, which liabilities and obligations in the aggregate are of a character and magnitude consistent with past practice.

For purposes of this Section 5.7, the term "liabilities" shall include without limitation any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent or otherwise.

      (b) The Company does not have any liability for any dividends or distributions to any stockholder and, except as disclosed in Schedule 5.7 or
Schedule 5.18 hereto, since September 30, 2002 has not paid or delivered or become committed to pay or deliver any dividend or payment, or made or become committed to make any distribution or payment, to any stockholder in respect of its capital stock. Since June 30, 2002, the Company has not redeemed, purchased or otherwise acquired any of its capital stock.

      5.8 Existing Condition. Except as disclosed on Schedule 5.8 hereto, since September 30, 2002, neither the Company nor its Subsidiary has:

      (a) sold, assigned or transferred any of its assets or properties except in the ordinary course of its business consistent with past practice;

      (b) created, incurred, assumed or guaranteed any indebtedness for money borrowed or incurred any other liabilities exceeding $10,000 in the aggregate except for current liabilities incurred consistent with past practice;

      (c) suffered any damage, destruction or loss, whether or not covered by insurance, (i) materially and adversely affecting its business, operations, assets, properties or condition (financial or otherwise) or (ii) of any item carried on its books of account at more than $10,000;

      (d) suffered any material adverse change in its business, operations, assets, properties or condition (financial or otherwise);

      (e) made any capital expenditure or capital addition or betterment exceeding $10,000 in the aggregate except for such as may be involved in the ordinary repair, maintenance and replacement of its assets;

      (f) increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its directors, officers or employees, or to any Seller, or made any increase in, or any addition to, other benefits to which any of its directors, officers or employees or any Seller may be entitled; or

      (g) entered into any transaction other than in the ordinary course of its business consistent with past practice.

Except as disclosed on Schedule 5.8 hereto, since December 31, 2001, neither the Company nor its Subsidiary has made or suffered any amendment to or termination of any material contract or commitment to which it is or was a party or by which it or any of its properties are bound.

      5.9 Assets and Properties. (a) Schedule 5.9 hereto contains a description of each parcel of real property owned, leased or subleased by the Company or its Subsidiary or in which the Company or its Subsidiary has any real estate interest and each lease agreement under which the Company or its Subsidiary has any direct or indirect leasehold interest in any real property (collectively, "Real Property").

Schedule 5.9 hereto also contains a list of all inventory, and all equipment (having a value in excess of $10,000 individually on the books of the Company or its Subsidiary), owned by the Company or its Subsidiary as of September 30, 2002. The Company and its Subsidiary own outright, have good, valid and marketable title (and as to any owned Real Property, fee title) to and are in possession of all of their Real Property and other owned properties and assets, whether solely real, personal or mixed, including without limitation all of the properties and assets reflected on the September Balance Sheet and those acquired since September 30, 2002 (except in each case for properties and assets sold or otherwise disposed of since September 30, 2002 in the ordinary course of their businesses consistent with past practice), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except liens for current taxes not yet due and payable and items disclosed on Schedule 5.9 hereto. All leases or subleases in any manner related to the Real Property, or any material assets, properties or businesses of the Company and its Subsidiary and all other instruments, documents and agreements (other than the IP License Agreements (as defined in Section 5.20 hereof)) pursuant to which the Company or its Subsidiary has obtained the right to use any real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not under any of such leases, subleases, instruments, documents or agreements any existing default by the Company or its Subsidiary or event which with the giving of notice or lapse of time, or both, would constitute such a default.

      (b) All facilities, buildings, vehicles, equipment, furniture and fixtures, leasehold improvements and other material items of tangible personal property owned, leased or used by the Company or its Subsidiary are in good operating condition and repair, subject to normal wear and tear and routine maintenance, are useable in the regular and ordinary course of their businesses and conform to all applicable laws, ordinances, codes, rules and regulations relating thereto and to the construction, use, operation and maintenance thereof. All of such facilities, buildings, vehicles, equipment, furniture and fixtures, leasehold improvements and other material items of tangible personal property have been maintained in accordance with the regular business practices of the Company and its Subsidiary.

      (c) The Real Property includes without limitation all machinery, equipment, appliances and fixtures necessary for the adequate supply of heat, ventilation, air conditioning, electricity, water service, fire protection, gas and lighting service to the buildings that are located on the Real Property.

      (d) Since January 1, 1997, no notice has been received by any Seller, the Company or its Subsidiary from the holder of any mortgage or from any insurance company that has issued a policy with respect to the Real Property or by any Board of Fire Underwriters, or other body exercising similar functions, claiming any defects or deficiencies with respect to any Real Property, or requesting performance of any demolition, repairs, alterations or other work to any Real Property.

      (e) No public or private nuisance condition currently exists, or to the knowledge of any Seller, the Company or its Subsidiary has existed, on or with respect to any Real Property.

      (f) The Real Property has connections to sanitary sewer, storm sewer, water, electricity, gas, telephone and all other necessary utilities and services, and there are no circumstances or conditions which exist which would result in termination of such connections.

      (g) There is no present or, to the knowledge of the Sellers, threatened ban, moratorium or other limitation of any kind on new connections or additional flows to any sewage treatment plant serving or to serve the Real Property or the conveyance facilities leading to any such sewage treatment plant.

      (h) No work has been or, as of the Closing Date, will be performed at, and no materials have been or, as of the Closing Date, will be furnished to, any Real Property which might give rise to any mechanics', materialmen's or other lien against any Real Property.

      5.10 Tax Matters. (a) Each of the Company and its Subsidiary has filed all Tax Returns (as defined in Section 5.10(k) hereof) that it was required to file. All such Tax Returns were true, correct and complete in all material respects. All Taxes (as defined in Section 5.10(k) hereof) owed by the Company and its Subsidiary (whether or not shown on any Tax Return) have been paid. Neither the Company nor its Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return.

      (b) There is no material dispute or claim concerning any Tax liability of either the Company or its Subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which any of the Sellers, the Company or its Subsidiary has knowledge.

      (c) Schedule 5.10(c) hereto lists all federal, state, local, and foreign income Tax Returns filed with respect to either the Company or its Subsidiary for taxable periods ended on or after December 31, 1998, indicates all Tax Returns for such taxable periods that have been audited, and indicates all Tax Returns for such taxable periods that currently are the subject of audit. The Sellers have delivered to the Buyer true, correct and complete copies of all federal income Tax Returns for all taxable periods ended on or after December 31, 1998, examination reports, and statements of deficiencies assessed against, or agreed to by either the Company or its Subsidiary. Neither the Company nor its Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

      (d) Neither the Company nor its Subsidiary has filed a consent under section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code") concerning collapsible corporations. Neither the Company nor its Subsidiary has made any material payments, is obligated to make any material payments, or is a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under section 280G of the Code. Neither the Company nor its Subsidiary has been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code. Neither the Company nor its Subsidiary is a party to any tax allocation or sharing agreement. Neither the Company nor its Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any person (other than either the Company or its Subsidiary) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

      (e) The unpaid Taxes of the Company and its Subsidiary (i) as of September 30, 2002 did not exceed the reserve for Tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income), if any, set forth on the face of the September Balance Sheet (rather than in any notes thereto) and (ii) on the Closing Date will not exceed that reserve to be set forth on the Closing Balance Sheet.

      (f) Neither the Company nor its Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) "closing agreement" as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations section 1.1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) position on a Tax Return that could give rise to a penalty under section 6662 of the Code.

      (g) Neither the Company nor its Subsidiary would be liable for any Tax under section 1374 of the Code (or under any equivalent state tax provision) if its assets were sold (or deemed sold pursuant to an election under Code
Section 338(h)(10)) for their fair market value on the Closing Date. Neither the Company nor its Subsidiary has, in the past ten years, (i) acquired assets from another corporation in a transaction in which the Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation which is a qualified subchapter S subsidiary within the meaning of section 1361(b)(3)(B) of the Code (other than the stock of the Subsidiary acquired upon the Subsidiary's formation).

      (h) The Company (and any predecessor of the Company) is currently, and has been since January 1, 1988, an S corporation within the meaning of sections 1361 and 1362 of the Code, and will be an S corporation at all times up to and including the Closing Date. At all such times, the Company (and any predecessor of the Company) has been an S corporation for all state tax purposes (in those states recognizing S corporation status), including for Pennsylvania and Delaware tax purposes. During its existence as an S corporation, the Company (and any predecessor of the Company) has complied with all applicable federal, state and local tax laws relating to election as an S corporation, including without limitation provisions applicable to Pennsylvania law.

      (i) The Subsidiary has been at all times since its inception, a qualified subchapter S subsidiary within the meaning of section 1361(b)(3)(B) of the Code, and will be a qualified subchapter S subsidiary at all times up to and including the Closing Date. At all such times, the Subsidiary (and any predecessor of the Subsidiary) has been a qualified subchapter S subsidiary for all state tax purposes (in those states recognizing qualified subchapter S subsidiary status), including for Pennsylvania and Delaware tax purposes. During its existence, the Subsidiary (and any predecessor of the Subsidiary) has complied with all applicable federal, state and local tax laws relating to election as a qualified subchapter S subsidiary, including without limitation provisions applicable to Pennsylvania law.

      (j) Neither the Company nor its Subsidiary has distributed stock of another entity, or has had its stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

      (k) For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other assessments, including without limitation income, gross receipts, premium taxes, employment, excise, withholding, property, sales, use, transfer, license, payroll, and franchise taxes, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, imposed by the United States, or any state, local, or foreign government or subdivision or agency thereof; and "Tax Return" means any report, return, or other information required to be supplied to a taxing authority in connection with Taxes. All citations to provisions of the Code, or to the Treasury Regulations promulgated thereunder, include any amendments thereto and any substitute or successor provisions thereto.

      5.11 Legal Proceedings; Etc. Except as disclosed on Schedule 5.11 hereto, there are no disputes, claims, actions, suits or proceedings (including without limitation local zoning or building ordinance proceedings), arbitrations or investigations, either administrative or judicial, pending or, to the knowledge of any Seller, threatened or contemplated, by or against or affecting the Company or its Subsidiary or their assets or businesses, before or by any court or governmental or regulatory official, body or authority, or before an arbitrator of any kind. Except as disclosed on Schedule 5.11 hereto, no Seller has any knowledge of any condition or state of facts or the occurrence of any event that might reasonably be expected to form the basis of any dispute, claim, action, suit, proceeding or arbitration against or affecting the Company or its Subsidiary. Neither the Company nor its Subsidiary is a party to the provisions of any judgment, order, writ, injunction or decree of any court, arbitrator or governmental or regulatory official, body or authority.

      5.12 Compliance with Law. The Company and its Subsidiary have complied in all material respects with each, and are not in material violation of any, law, rule or regulation to which they or their businesses are, or their operations, assets or properties are, subject and have not failed to obtain or adhere in all material respects to the requirements of any license, permit or other authorization necessary to the ownership of their assets and properties or to the conduct of their businesses. Without limiting the generality of the foregoing, (a) none of the Sellers, the Company or its Subsidiary, or to the knowledge of the Sellers any other director, officer, employee or agent of or any consultant to the Company or its Subsidiary, or any other person authorized to act on behalf of the Company or its Subsidiary, has unlawfully offered, paid or agreed to pay, directly or indirectly, any money or anything of value to or for the benefit of any individual who is or was an official or employee or candidate for office of the government of any country or any political subdivision, agency or instrumentality thereof or any employee or agent of any customer or supplier of the Company or its Subsidiary other than in accordance with applicable laws, rules and regulations, and (b) the Company and its Subsidiary are in compliance in all material respects with all applicable federal, state and local laws respecting employment and employment practices, including without limitation laws relating to employment discrimination and sexual harassment.

      5.13 Validity of Contemplated Transactions; Etc. The execution, delivery and performance of this Agreement by the Sellers will not contravene or violate
(a) any law, rule or regulation to which the Company or its Subsidiary is subject, (b) any judgment, order, writ, injunction or decree of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to the Company or its Subsidiary or (c) the Certificate of Incorporation or By-Laws of the Company or its Subsidiary; nor will such execution, delivery or performance violate, be in conflict with or result in the breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of, or require the consent of any other party to, any contract, commitment, agreement, lease, license, permit, authorization, document or other understanding, oral or written, to or by which the Company or its Subsidiary is a party or otherwise bound or affected or by which any of the assets or properties of the Company or its Subsidiary may be bound or affected or give any party with rights thereunder the right to terminate, modify, accelerate, renegotiate or otherwise change any of the existing rights or obligations of the Company or its Subsidiary thereunder.

      5.14 Insurance. Schedule 5.14 hereto contains a true, correct and complete description of the insurance coverage (including any deductible amounts) in effect now or at any time during the past five years with respect to the Company and its Subsidiary and their businesses and properties, together with a description of each insurance claim in excess of $25,000 made by the Company or its Subsidiary during the past five years. The Company and its Subsidiary have at all times during the past five years maintained insurance coverage substantially similar to the insurance coverage currently in effect. There has been no default under any such coverage, nor has there been any failure to give any notice or present any claim under any such coverage in a timely fashion or in the manner or detail required by the policy or binder. There are no outstanding unpaid premiums other than premiums accrued but not yet payable in the ordinary course of business of the Company and its Subsidiary, and there are no provisions in any insurance coverage of the Company or its Subsidiary for retroactive or retrospective premium adjustments. No notice of cancellation or nonrenewal with respect to, or disallowance of any claim under, any such coverage has been received by the Company or its Subsidiary. All general liability insurance policies maintained by the Company or its Subsidiary are and historically have been occurrence policies. Except as disclosed on Schedule 5.14 hereto, there are no outstanding performance bonds or other surety arrangements covering or issued for the benefit of either the Company or its Subsidiary or their businesses or as to which the Company or its Subsidiary has or may incur any liability.

      5.15 Contracts and Commitments. Except as listed and described on Schedule
5.15 hereto or, in the case of benefit plans and arrangements, Schedule 5.18 hereto, neither the Company nor its Subsidiary is a party to or otherwise bound by any written or oral:

      (a) agreement, contract or commitment with any present or former stockholder, director, officer, employee or consultant or for the employment of any person, including without limitation any consultant;

      (b) agreement, contract, commitment or arrangement with any labor union or other representative of employees;

      (c) agreement, contract or commitment for the purchase of, or payment for, supplies or products, or for the performance of services by a third party, involving in any one case $25,000 or more;

      (d) agreement, contract or commitment to sell or supply products or to perform services, involving in any one case $25,000 or more;

      (e) agreement, contract or commitment (i) providing for payments based upon the revenues or profits of the Company, its Subsidiary or any other entity or (ii) continuing over a period of more than six months from the date hereof or exceeding $25,000 in value;

      (f) representative or sales agency agreement, contract or commitment;

      (g) lease under which it is either lessor or lessee, involving annual payments of $10,000 or more;

      (h) note, debenture, bond, conditional sale agreement, equipment trust agreement, letter of credit agreement, loan agreement or other agreement or contract, commitment or arrangement for the borrowing or lending of money (including without limitation loans to or from officers, directors, any Seller or any member of any of their immediate families), agreement, contract, commitment or arrangement for a line of credit or guarantee, pledge or undertaking relating in any manner whatsoever of or to the indebtedness of any other person;

      (i) agreement, contract or commitment with any governmental agency, commission, department or other governmental body or for any political or charitable contribution;

      (j) agreement, contract or commitment for any capital expenditure in excess of $25,000;

      (k) agreement, contract or commitment limiting or restraining it from engaging or competing in any lines of business with any person, nor is any officer or, to the knowledge of any Seller, any employee of the Company or its Subsidiary subject to any such agreement;

      (l) franchise, distributorship or other similar agreement; or

      (m) material agreement, contract or commitment not made in the ordinary course of its business.

Except as may be disclosed on Schedule 5.15 hereto, each of the agreements, contracts, commitments, arrangements, leases and other instruments, documents and undertakings listed on Schedule 5.15 hereto or not required to be listed thereon because of the term or amount involved is valid and enforceable in accordance with its terms, and the Company or its Subsidiary and, to the knowledge of the Sellers, the other parties thereto are in compliance in all material respects with the provisions thereof, and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder by the Company or its Subsidiary or, to the knowledge of any Seller, any other party thereto; furthermore, except as may be disclosed on
Schedule 5.15 hereto, no such agreement, contract, commitment, arrangement, lease or other instrument, document or undertaking, in the reasonable opinion of any Seller, contains any contractual requirement with which there is a reasonable likelihood the Company, its Subsidiary or any other party thereto will be unable to comply.

      5.16 Additional Information. Schedule 5.16 hereto contains, to the extent not described in some other Schedule hereto, accurate lists and summary descriptions of the following:

      (a) all vehicles, equipment, furniture and fixtures, leasehold improvements and other items of personal property owned or leased by the Company or its Subsidiary, specifying which are owned and which are leased and, with respect to leased property, specifying the identity of the lessor, the rental rate and the unexpired term of the lease, and also specifying serial numbers (where appropriate) and location, except for such vehicles, equipment, furniture and fixtures, leasehold improvements and other items of personal property which have a value individually on the books of the Company or its Subsidiary of, or for which the aggregate of any remaining lease payments amount to, less than $10,000.;

      (b) all real property and interests in real property owned, leased or otherwise held by the Company or its Subsidiary, specifying which are owned, leased or otherwise held and, with respect to leased property, specifying the identity of the lessor, the rental rate and the unexpired term of the lease;

      (c) the names of all present directors of the Company and its Subsidiary;

      (d) the names and current annual salaries or hourly rates of all present officers and employees of the Company and its Subsidiary together with a statement of the full amount of any bonuses, profit sharing or other remuneration paid to each such person and to any director during the current or the last fiscal year or payable to each such person in the future and the basis therefor;

      (e) the names and addresses of each bank and other financial institution or fund in which the Company or its Subsidiary maintains an account (whether checking, savings, money market or otherwise), lock box or safe deposit box, and the account numbers and names of persons having signing authority or other access with respect thereto;

      (f) a listing and description of all cash equivalent items held by the Company or its Subsidiary;

      (g) all licenses, permits and other governmental authorizations issued to or otherwise held by the Company or its Subsidiary;

      (h) the names of all persons authorized to borrow money or incur or guarantee indebtedness on behalf of the Company or its Subsidiary;

      (i) the names of all persons holding powers of attorney from the Company or its Subsidiary and a summary statement of the terms thereof; and

      (j) a listing of any current liabilities of the Company or its Subsidiary not incurred in the ordinary course of business consistent with the past practice.

      5.17 Labor Matters. There are no labor controversies, grievances, troubles or disputes, in any manner or form whatsoever, pending or threatened against the Company or its Subsidiary, and no Seller has knowledge of any facts that would be likely to give rise to such a controversy, trouble, grievance or dispute. There is no union representing the interests of any employees of the Company or its Subsidiary, there are no employees of the Company or its Subsidiary currently seeking union representation, there is no union seeking to represent such employees and, within the past five years, neither the Company nor its Subsidiary has committed any unfair labor practice, as defined in the National Labor Relations Act, as amended. The relations of the Company and its Subsidiary with their employees are good (routine individual grievances excepted), and no Seller has knowledge of any facts that would be likely to affect adversely such relations.

      5.18 Benefit Plans and Arrangements. (a) Schedule 5.18 hereto lists all employee benefit plans (within the meaning of section 3(3) of ERISA), and other funds, policies, arrangements, practices, customs and understandings or programs relating to one or more employees of the Company or a Benefits Affiliate (as defined in this Section 5.18), whether or not they are or are intended to be (i) covered or qualified under the Code, ERISA or any other applicable law, (ii) written or oral, (iii) funded or unfunded or (iv) generally available to any or all employees (or former employees) of the Company and/or one or more of its Benefits Affiliates (and/or their beneficiaries or dependents), which were or are established, contributed to or maintained by the Company and/or one or more of its Benefits Affiliates, including without limitation welfare, fringe benefit, pension, profit sharing, retirement, stock purchase, stock option, stock bonus, disability or wage continuation, sick pay or vacation pay, supplemental unemployment, severance or deferred compensation plans (the "Plans"). For purposes of this Section 5.18 only, the term "Benefits Affiliate" shall include (i) any corporation which is a member of a controlled group of corporations (as defined in section 414(b) of the Code) which includes the Company or its Subsidiary, (ii) any trade or business (whether or not incorporated) which is under common control (as defined in section 414(c) of
Code) with the Company or its Subsidiary, (iii) any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in section 414(m) of the Code) which includes the Company or its Subsidiary and
(iv) any other entity required to be aggregated with the Company or its Subsidiary pursuant to the regulations issued under section 414(o) of the Code.

      (b) The Sellers have delivered or made available to the Buyer true, correct and complete copies of (i) all documents governing the Plans, and all amendments thereto, (ii) all reports filed, with respect to any portion of the period beginning on January 1, 1999 and ending on the Closing Date, by the Company, a Benefits Affiliate or a Plan official with the United States Department of Labor, the Internal Revenue Service (the "IRS") or any other federal or state regulatory agency with respect to a Plan, (iii) all summary plan descriptions, notices and other reporting and disclosure material furnished to participants in any of the Plans, (iv) all actuarial, accounting and financial reports, if any, prepared with respect to any of the Plans and (v) all currently effective IRS ruling or determination letters on any of the Plans.

      (c) Except as disclosed on Schedule 5.18(c) hereto, the Plans and provisions thereof, the trusts created thereby, and the operation of the Plans are (and at all times have been) in material compliance with and materially conform to (and at all times have been in material compliance with and materially conformed to) the applicable provisions of the Code, ERISA, and all other applicable statutes and governmental rules and regulations.

      (d) Except as disclosed on Schedule 5.18(d) hereto, the Plans marked on
Schedule 5.18(d) hereto as "Qualified Plans" are the only Plans that are intended to meet the requirements of section 401(a) of the Code (a "Qualified Plan"). The Company and its Benefits Affiliates have never maintained or contributed to any other Qualified Plan. Each of the Qualified Plans has been determined by the IRS to be qualified under section 401(a) of the Code and exempt from tax under section 501(a) of the Code, and no such determination has been revoked. Except as disclosed on Schedule 5.18(d) hereto, nothing has occurred with respect to the design or operation of any Qualified Plan that could cause the loss of such qualification or exemption or the imposition of any liability, lien, penalty, or tax under ERISA or the Code, and the Qualified Plans have been timely amended to comply with current law.

      (e) With respect to each Plan, there has not occurred any non-exempt "prohibited transaction" (within the meaning of section 4975 of the Code or section 406 of ERISA) or breach of any fiduciary duty described in section 404 of ERISA that could result in any liability, direct or indirect, for the Company or a Benefits Affiliate or any stockholder, officer, director, or employee of the Company or a Benefits Affiliate. The Company and its Benefits Affiliates have paid all amounts that the Company and its Benefits Affiliates are required to pay as contributions to the Plans as of the last day of the most recent fiscal year of each of the Plans; all benefits accrued under any funded or unfunded Plan will have been paid, accrued, or otherwise adequately reserved in accordance with generally accepted accounting principles as of September 30, 2002 and on the Closing Balance Sheet; and all monies withheld from employee paychecks with respect to Plans have been transferred to the appropriate Plan in a timely manner as required by applicable law.

      (f) The Company and its Benefits Affiliates have not incurred any liability for any excise, income or other taxes or penalties with respect to any Plan, and no event has occurred and no circumstance exists or has existed that could give rise to any such liability. There are no pending or threatened claims by or on behalf of any Plans, or by or on behalf of any participants in or beneficiaries of any Plans or other persons, alleging any breach of fiduciary duty on the part of the Company or any Benefits Affiliate or any of their officers, directors or employees under ERISA or any applicable law, or claiming benefit payments other than those made in the ordinary operation of such Plans, nor is there any basis for any such claim. No Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other governmental entity, and no matters are pending with respect to any Plan under any IRS program.

      (g) No Plan contains any provision or is subject to any law that would prohibit the transactions contemplated by this Agreement or that would give rise to any vesting of benefits, severance, termination, or other payments or liabilities as a result of the transactions contemplated by this Agreement, and no payments or benefits under any Plan or other agreement of the Company or its Benefits Affiliates will be considered "excess parachute payments" under section 280G of the Code. Except as disclosed by letter dated January 2, 2003 from the Company to the Buyer, neither the Company nor any Benefits Affiliate has declared or paid any bonus compensation in contemplation of the transactions contemplated by this Agreement, and no payments or benefits referred to in such letter will be "excess parachute payments" under section 280G of the Code.

      (h) The Company and its Benefits Affiliates have made no plan or commitment, whether or not legally binding, to create any additional Plan or to modify or change any existing Plan. No statement, either written or oral, has been made by the Company or its Benefits Affiliates to any person with regard to any Plan that was not in accordance with the Plan and that could have an adverse economic consequence to the Company or its Benefits Affiliates. All Plans may be amended or terminated without penalty by the Company or its Benefits Affiliates at any time on or after the Closing.

      (i) All persons classified by the Company or its Benefits Affiliates as independent contractors satisfy and have at all times satisfied the requirements of applicable law to be so classified; the Company and its Benefits Affiliates have fully and accurately reported their compensation on IRS Forms 1099 when required to do so; and the Company and its Benefits Affiliates have no obligations to provide benefits with respect to such persons under Plans or otherwise. No individuals are currently providing, or have ever provided, services to the Company or its Benefits Affiliates pursuant to a leasing agreement or similar type of arrangement, nor has the Company or its Benefits Affiliates entered into any arrangement whereby such services will be provided.

      (j) No Plan is, and neither the Company nor any Benefits Affiliate has any liability, actual or contingent, with respect to any Plan that is (i) a defined benefit pension plan subject to Title IV of ERISA, (ii) a multiemployer pension plan, as that term is defined in sections 4001(a)(3) and 3(37) of ERISA or (iii) a plan providing life, health or medical benefits to retired or terminated employees (other than as required by sections 601-608 of ERISA).

      (k) With respect to any Plan that is an employee welfare benefit plan (within the meaning of section 3(1) of ERISA) (a "Welfare Plan"), (i) each Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in compliance with all applicable requirements pertaining to such deductions and (ii) any Plan that is a group health plan (within the meaning of section 5000(b)(1) of the Code) materially complies, and in each and every case has materially complied, with all of the requirements of ERISA and section 4980B of the Code.

      5.19 Environmental Matters. Except as disclosed on Schedule 5.19 hereto,
(a) no releases of Hazardous Materials (as defined in this Section 5.19) have occurred at or from any property which is now owned, operated, leased or otherwise used by the Company or its Subsidiary or which was owned, operated, leased or otherwise used at any prior time by the Company or its Subsidiary or any of their predecessors, (b) there are no past, pending or, to the knowledge of the Company, its Subsidiary or any Seller threatened, Environmental Claims (as defined in this Section 5.19) against the Company or its Subsidiary, (c) there are no underground storage tanks owned by the Company or its Subsidiary, or located at any facility owned, operated, leased or otherwise used by the Company or its Subsidiary or any of their predecessors, (d) there are no facts, circumstances, or conditions that could reasonably be expected to restrict, under any applicable Environmental Law or Environmental Permit (each as defined in this Section 5.19) in effect prior to or at the Closing Date, the ownership, occupancy, use or transferability of any property owned, operated, leased or otherwise used by the Company or its Subsidiary, or to give rise to any legal liability of the Company or its Subsidiary under the Environmental Laws pertaining to any property now or at any time owned, operated, leased or otherwise used by the Company or its Subsidiary or any of their predecessors,
(e) neither any Seller, the Company nor its Subsidiary has received a request under any of the Environmental Laws for information relating to any property now or at any time owned, operated, leased or otherwise used by the Company or its Subsidiary or any of their predecessors, (f) there are no unsatisfied financial assurance or closure requirements under the Environmental Laws pertaining to any property now or at any time owned, operated, leased or otherwise used by the Company or its Subsidiary or any of their predecessors, (g) none of the properties owned, operated, leased or otherwise used by the Company or its Subsidiary or any of their predecessors, are now or have in the past been listed on the National Priorities List of sites under the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. Section 9601 et seq.) ("CERCLA"), the CERCLA Information System, or any comparable state or local environmental database, (h) there is no asbestos-containing material, lead-based paint or equipment containing polychlorinated biphenyls located at any of the facilities or properties now or at any time owned, operated, leased or otherwise used by the Company or its Subsidiary or any of their predecessors,
(i) neither any Seller, the Company nor its Subsidiary has provided information to any governmental authority of any actual, threatened or suspected releases of Hazardous Materials or any violation of an Environmental Permit or other requirement of Environmental Laws and (j) neither any Seller, the Company nor its Subsidiary has any liability with respect to the cleanup or investigation at any facility or property at which the Company or its Subsidiary or any of their predecessors disposed or arranged for the disposal or treatment (with a transporter or otherwise) of Hazardous Materials. As used in this Agreement:

            (i) "Environmental Claims" means any and all administrative or judicial actions, suits, orders, claims, liens, notices, investigations, violations or proceedings related to any applicable Environmental Law or any Environmental Permit brought, issued or asserted by a governmental authority or third party for compliance, damages, penalties, removal, response, remedial or other action pursuant to any applicable Environmental Law or for personal injury or property damage resulting from the release of a Hazardous Material at, to or from any facility or property owned, operated, leased or otherwise used by the Company or its Subsidiary or any of their predecessors, or any facility or property at which the Company or its Subsidiary or any of their predecessors disposed or arranged for the disposal or treatment (with a transporter or otherwise) of Hazardous Materials, including without limitation employees of the Company or its Subsidiary, seeking damages for exposure to Hazardous Materials;

            (ii) "Environmental Laws" means all federal, state and local laws, statutes, ordinances, codes, rules and regulations related to protection of the environment, natural resources, safety or health or the handling, use, recycle, generation, treatment, storage, transportation or disposal of Hazardous Materials, and any common law cause of action relating to the environment, natural resources, safety, health or the management of or exposure to Hazardous Materials;

            (iii) "Environmental Permit" means all permits, licenses, approvals, authorizations and consents required by any governmental authority under any applicable Environmental Laws and includes any and all orders, consent orders or binding agreements issued or entered into by a governmental authority under any applicable Environmental Law; and

            (iv) "Hazardous Material" means any hazardous, toxic or radioactive substance, material or waste which is regulated by any state or local governmental authority or the United States of America, including without limitation any material or substance that is: (A) defined as a "hazardous substance", "regulated substance" or "solid waste" under applicable state law, (B) petroleum, petroleum products or wastes, (C) asbestos, (D) designated as a "hazardous substance" pursuant to section 311 of the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq. (33 U.S.C. Section 1321), or similar provision of applicable state law, (E) defined as a "hazardous waste" pursuant to section 1004 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq. (42 U.S.C. Section 6903), or similar provision of applicable state law, (F) defined as a "hazardous substance" pursuant to section 101 of the CERCLA or similar provision of applicable state law, (G) defined as a "regulated substance" pursuant to section 9001 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq. (42 U.S.C. Section 6991), or similar provision of applicable state law, or
      (H) otherwise regulated under the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq., the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. Section 136 et seq., the Emergency Planning and Community Right-to-Know Act, as amended, 42 U.S.C. Section 11001 et seq., the Safe Drinking Water Act, as amended, 42 U.S.C. Section 300(f) et seq., or the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651 et seq., or similar provisions of applicable state laws.

      5.20 Intellectual Property Matters. (a) Schedule 5.20(a) hereto contains a true, correct and complete list of all patents and patent applications, trademarks, service marks, trade names, and registrations and applications for registration of industrial designs, copyrights, mask works, trademarks, service marks, trade names, trade dress and domain names used or held for use by the Company or its Subsidiary in the conduct of its business specifying as to each such item, as applicable: (i) the owner of the item, (ii) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration or application number of the item, and (iv) the date of application and issuance or registration of the item.

      (b) Schedule 5.20(b) hereto contains a true, correct and complete list of all material licenses, sublicenses, consents and other agreements (whether written or otherwise) (collectively, the "IP License Agreements") (i) pertaining to any patents, industrial design rights, trademarks, service marks, trade names, trade dress, copyrights, mask works, trade secrets, computer software programs (other than standard, commercially available programs) and other intellectual property used by the Company or its Subsidiary in the conduct of its business, and (ii) by which the Company or its Subsidiary licenses or otherwise authorizes a third party to use any such intellectual property. None of the Company, its Subsidiary or, to the knowledge of any Seller, any other party is in breach of or default under any IP License Agreement, and each such IP License Agreement is now and immediately following the Closing shall be valid and in full force and effect.

      (c) Except as set forth in Schedule 5.20(c) hereto, the Company or its Subsidiary owns or is licensed or otherwise has the exclusive right to use, and has the right to bring actions for the infringement or other violation of, all patents, industrial design rights, trademarks, service marks, trade names, trade dress, copyrights, mask works, inventions, technology, know-how, designs, formulae, trade secrets, confidential and proprietary information, computer software programs (other than standard, commercially available programs), domain names and other intellectual property necessary for the operation of business of the Company and its Subsidiary as they are currently conducted.

      (d) Except as set forth on Schedule 5.20(d), the business operations of the Company and its Subsidiary do not, to the knowledge of each of the Sellers, infringe or otherwise violate the patents, industrial design rights, trademarks, service marks, trade names, trade dress, copyrights, mask works, trade secrets or other intellectual property rights of any third party, and no claim has been made, notice given, or dispute arisen to that effect. Neither the Company nor its Subsidiary has any pending claims that a third party has violated or infringed any of the Company's or its Subsidiary's patents, industrial design rights, trademarks, service marks, trade names, trade dress, copyrights, trade secrets or other proprietary rights. Except as set forth in Schedule 5.20(d) hereto, neither the Company nor its Subsidiary has given any indemnification rights to any third party against infringement of such intellectual property rights.

      (e) Except as set forth in Schedule 5.20(e) hereto, all of the patents, industrial design registrations, trademark and service mark registrations, copyright registrations, mask work registrations and domain name registrations listed or described in Schedule 5.20(a) hereto are valid and in full force, are held of record in the name of the Company or its Subsidiary (as designated in Schedule 5.20(a) hereto) free and clear of all mortgages, licenses, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, and are not the subject of any cancellation or reexamination proceeding or any other proceeding challenging their extent or validity. Except as set forth in Schedule 5.20(e) hereto, the Company or its Subsidiary (as designated in Schedule 5.20(e) hereto) is the applicant of record in all patent applications, and applications for trademark, service mark, trade dress, industrial design, copyright and mask work registration indicated in Schedule 5.20(a) hereto, and no opposition, extension of time to oppose, interference, rejection or refusal to register has been received in connection with any such application.

      (f) To the knowledge of each of the Sellers, none of the trade secrets, know-how or other confidential or proprietary information of the Company or its Subsidiary has been disclosed to any person unless such disclosure was necessary and was made pursuant to a confidentiality agreement.

      5.21 Transactions with Affiliates. Neither any Seller nor any director, officer or employee of the Company or its Subsidiary owns or during the past three years has owned, directly or indirectly, or has, or within the past three years has had, an interest, either of record, beneficially or equitably, in any business, corporate or otherwise, which (a) has or had, or which is or was a party to, or in any asset or property which is or was the subject of, any material contract, agreement, business arrangement, relationship or course of dealing with the Company or its Subsidiary, or (b) conducts any of the same businesses as, or a similar business to, any of the businesses conducted by the Company and its Subsidiary.

      5.22 No Brokers or Finders. All negotiations by the Sellers relative to this Agreement have been carried on by the Sellers, and their attorneys and accountants, directly without the intervention of any person who may be entitled to any brokerage or finder's fee or other commission or similar compensation in respect hereof or the consummation of the transactions contemplated hereby.

      5.23 No Third Party Options. There are no existing agreements, options, commitments or rights with, to or in any third person to acquire any of the assets or properties of the Company or its

Subsidiary or any interest therein, except for those contracts entered into in the ordinary course of business consistent with past practice for the sale of the Company's and its Subsidiary's products and services.

      5.24 Schedules; Delivery of Documents; Corporate Records. The Sellers have delivered or made available to the Buyer the originals or true, correct and complete copies of all documents, including without limitation all amendments, supplements or modifications thereof or waivers currently in effect thereunder, referred to on the Schedules hereto or otherwise material to the representations and warranties in this Agreement and have also delivered to the Buyer copies of the Certificates of Incorporation and the By-Laws (each as amended to date) of the Company and its Subsidiary. The minute and stock record books of the Company and its Subsidiary, which have been made available to the Buyer for its inspection, contain true, correct and complete copies of all charter documents and the records of all meetings and consents in lieu of meeting of the Boards of Directors (and any committees thereof) and voting stockholders of the Company and its Subsidiary since the dates of their incorporation or formation.

      5.25 Completeness of Disclosure. No representation or warranty by any Seller contained in this Agreement or any Schedule or Exhibit contains any untrue statement of a material fact or omits to state any material fact necessary to make any statement herein or therein not misleading. There is no fact, development or threatened development (excluding general business conditions in the industry in which the Company operates, and general economic factors affecting business in general) which the Sellers have not disclosed to the Buyer in writing which has had, or would reasonably be expected to have, a material adverse effect on the business, operations, assets, properties, prospects or condition (financial or otherwise) of either the Company or its Subsidiary. Notwithstanding any provision of this Agreement to the contrary, no Seller makes any representation or warranty of any kind or nature with respect to any projections or forecasts regarding the business, operations, prospects, financial condition, financial performance or any other matter, of or relating to the Company or its Subsidiary.

      6. Representations and Warranties of the Buyer. The Buyer represents and warrants to each of the Sellers as follows:

      6.1 Corporate Existence. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

      6.2 Corporate Power and Authorization. The Buyer has the corporate power to execute, deliver and perform this Agreement. The execution, delivery and performance hereof by the Buyer have been duly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of the Buyer and is enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and by general principles of equity (whether considered in an action at law or in equity).

      6.3 Validity of Contemplated Transactions; Etc. The execution, delivery and performance of this Agreement by the Buyer will not contravene or violate
(a) any law, rule or regulation to which the Buyer is subject, (b) any judgment, order, writ, injunction or decree of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to the Buyer or (c) the Certificate of Incorporation or By-Laws of the Buyer; nor will such execution, delivery or performance violate, be in conflict with or result in the breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of, or require the consent of any other party to, any contract, commitment or agreement, oral or written, to or by which the Buyer is a party or otherwise bound or affected or by which any of the Buyer's assets or properties may be bound or affected. Except for the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance hereof by the Buyer.

      6.4 No Brokers or Finders. All negotiations by the Buyer relative to this Agreement have been carried on by the Buyer or its affiliates, and their attorneys and accountants, directly without the intervention of any person who may be entitled to any brokerage or finder's fee or other commission or similar compensation in respect hereof or the consummation of the transactions contemplated hereby.

      7. Covenants.

      7.1 Tax Matters. The following provisions shall govern the allocation of responsibility as between the Buyer, the Company, its Subsidiary and the Sellers for certain tax matters following the Closing Date:

      (a) Tax Periods Ending on or Before the Closing Date. The Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiary for all periods ending on or prior to the Closing Date which are filed after the Closing Date. The Company shall permit the Sellers to review and comment on each such Tax Return described in the preceding sentence prior to filing. Subject to Section 7.1(e), the Sellers shall be solely responsible for and shall reimburse the Company for Taxes of the Company and its Subsidiary with respect to such periods within 15 days after payment by the Buyer or the Company and its Subsidiary of such Taxes but only if and to the extent such Taxes are not reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the finally determined Closing Balance Sheet.

      (b) Tax Periods Beginning Before and Ending After the Closing Date. The Company shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company and its Subsidiary for Income Tax periods which begin before the Closing Date and end after the Closing Date. Subject to Section 7.1(e), the Sellers shall pay to the Company within 15 days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the finally determined Closing Balance Sheet. For purposes of this Section 7.1, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company and its Subsidiary.

      (c) Cooperation on Tax Matters. The Buyer, the Company and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 7.1 and in any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer, the Company and the Sellers further agree, upon request of the other party, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including without limitation with respect to the transactions contemplated hereby).

      (d) Company S Election. With respect to any period ended prior to the Closing Date, the Company and the Sellers shall not revoke the Company's election to be taxed as an S corporation within the meaning of sections 1361 and 1362 of the Code and any corresponding provisions of state law. The Company and the Sellers shall not take or allow any action, other than the transactions contemplated by this Agreement, that would result in the termination of the Company's status as a validly electing S corporation within the meaning of sections 1361 and 1362 of the Code and any corresponding provisions of state law.

      (e) Subsidiary S Election. With respect to any period ended prior to the Closing Date, the Company and the Sellers shall not revoke the Company's election to treat the Subsidiary as a qualified subchapter S subsidiary within the meaning of section 1361(b)(3)(B) of the Code and any corresponding provisions of state law. The Company and the Sellers shall not take or allow any action, other than the transactions contemplated by this Agreement, that would result in the termination of the Subsidiary's status as a qualified subchapter S subsidiary within the meaning of section 1361(b)(3)(B) of the Code and any corresponding provisions of state law.

      (f) Section 338(h)(10) Election.

            (i) At the Buyer's request, each Seller shall join with the Buyer in making an election under section 338(h)(10) of the Code (and any corresponding elections under state, local or foreign tax law) (collectively, the "Section 338(h)(10) Election") with respect to the purchase and sale of the Shares; provided that, notwithstanding any other provision of this Agreement, in the event of a Section 338(h)(10) Election, as a condition to the Sellers making the Section 338(h)(10) Election, the Buyer shall pay to the Sellers, in cash, the amount of additional consideration necessary to cause the Sellers' after-tax net proceeds from the sale of the Shares with the Section 338(h)(10) Election to be equal to the after-tax net proceeds that the Sellers would have received had the Section 338(h)(10) Election not been made, taking into account all appropriate federal, state and local tax considerations (the "Section 338(h)(10) Gross Up").

            (ii) If the Buyer decides to make the Section 338(h)(10) Election, the Buyer and the Sellers shall cooperate as provided herein to determine the "aggregate deemed sales price" in accordance with Treasury Regulations section 1.338-4 ("ADSP") and the allocation of the ADSP among the assets of the Company and the Subsidiary in accordance with Treasury Regulations sections 1.338-6 and 1.338-7. The Buyer shall initially determine and send written notice to the Sellers of the ADSP and its allocation to the assets of the Company and the Subsidiary. The Sellers will be deemed to have accepted the Buyer's calculation of the ADSP and its allocation unless they provide written notice of disagreement to the Buyer within 20 days after receipt of such calculation and allocation. If the Sellers provide such notice to the Buyer, the parties shall attempt in good faith to agree to any disputed items. If, within 20 days after the Buyer receives the Sellers' notice of disagreement, the parties have not reached agreement, Ernst & Young LLP shall be engaged to determine any items remaining in dispute. The Sellers and the Buyer shall each pay one-half of the fees of Ernst & Young LLP.

            (iii) Within 20 days of the final determination of the ADSP and its allocation in accordance with Section 7.1(f)(ii), the Sellers shall provide the Buyer a written calculation of the Section 338(h)(10) Gross Up. The Buyer will be deemed to have accepted such calculation unless it provides the Sellers written notice of disagreement within 20 days of receipt of the Sellers' calculation. If the Buyer provides written notice of disagreement, any items of disagreement shall be resolved in a manner similar to that provided in Section 7.1(f)(ii).

            (iv) Within ten days of the final determination of the Section 338(h)(10) Gross Up pursuant to Section 7.1(f)(iii), the Buyer shall deliver to the Sellers for execution a Form 8023 and any similar form under state or local law, and any schedules or attachments thereto (collectively, the "Section 338 Forms"). Within ten days of receipt of the Section 338 Forms, each Seller shall duly and promptly execute such Section 338 Forms and shall deliver them to the Buyer. The Buyer shall pay the Section 338(h)(10) Gross Up to the Sellers immediately upon, and as a condition to, receipt of the Section 338 Forms. The Buyer shall timely file such executed Section 338 Forms and shall deliver copies of them to the Sellers. The Sellers and the Buyer shall file all Tax Returns (including amended returns and claims for refund) in a manner consistent with such Section 338 Forms.

            (v) All references to the Buyer in this Section 7.1(f) shall also be deemed to mean the Company from and after the merger of the Buyer with and into the Company.

      7.2 Non-Competition. The Buyer and each Seller hereby agree that the covenants set forth in this Section 7.2 are a material and substantial part of the transactions contemplated by this Agreement.

      (a) Prohibited Activities. Until three years after the Closing Date, or with respect to each Seller who remains an employee of the Company or its Subsidiary (or who thereafter becomes an employee of any successor to, or new subsidiary of, the Company or its Subsidiary) until the later of three years after the Closing Date and one year after termination of such employment relationship, each of the Sellers agrees that he or she will not, anywhere in North America (the "Territory"), unless acting for the Company or its Subsidiary or any such new entity or in accordance with the Buyer's prior written consent:

            (i) (directly or indirectly) own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, principal, agent, representative, consultant, investor, owner, partner, manager, joint venturer or otherwise with, or permit his or her name to be used by or in connection with, any business or enterprise engaged anywhere in the Territory in any of the businesses engaged in by the Company or its Subsidiary on the Closing Date or, with respect to the Sellers who become employees of the Company or its Subsidiary (or who thereafter become an employee of any successor to, or new subsidiary of, the Company or its Subsidiary) any of the businesses engaged in by the Company or its Subsidiary or any such new entity, either during his or her employment or at the time of its termination;

            (ii) call on or solicit any person who or which is, at that time, or has been within two years prior thereto, a customer of the Company or its Subsidiary or of any such new entity with respect to any business covered by clause (i) above; or

            (iii) solicit the employment of or hire any person who at the time of such solicitation or hiring or who within one year prior thereto, is or was employed by the Company or its Subsidiary or by any such new entity on a full or part-time basis.

Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit the Sellers from acquiring as a passive investment not more than two percent of the outstanding voting capital stock of a competing business, whose stock is traded on a national securities exchange or through the automated quotation system of a registered securities association.

      (b) Remedies. Each of the Sellers acknowledges that (i) the provisions of this Section 7.2 are reasonable and necessary to protect the legitimate interests of the Buyer as the purchaser of the Shares, (ii) any violation of this Section 7.2 will result in irreparable injury to the Buyer, the Company, its Subsidiary and the other new entities refer to in Section 7.2(a), and that damages at law would not be reasonable or adequate compensation to the Buyer, the Company, its Subsidiary and such new entities for a violation of this Section 7.2 and (iii) the Buyer, the Company, its Subsidiary and any such new entities shall be entitled to have the provisions of this
Section 7.2 specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages and without posting bond or other security as well as to an equitable accounting of all earnings, profits and other benefits arising out of any violation of this Section 7.2, including without limitation estimated future earnings. In the event that the provisions of this Section 7.2 should ever be deemed to exceed the time, geographic, product or any other limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum permitted by applicable law.

      (c) Jurisdiction. The Buyer and each Seller intend to and do hereby confer jurisdiction to enforce the covenants set forth in this Section 7.2 upon the courts of any jurisdiction within the geographical scope of such covenants. In addition to Section 11.15 and not in limitation thereof, if the courts of any one or more of such jurisdictions hold such covenants unenforceable in whole or in part, it is the intention of the Buyer and each Seller that such determination not bar or in any way adversely affect the right of the Buyer, the Company, its Subsidiary and any such new entities to equitable relief and remedies hereunder in courts of any other jurisdiction as to breaches or violations of this Section 7.2, such covenants being, for this purpose, severable into diverse and independent covenants.

      7.3 Employee Benefits.

      (a) During the period commencing on the Closing Date and ending on December 31, 2003, the Company and its Subsidiary shall continue to provide or cause to be provided, as applicable, to the employees of the Company and its Subsidiary (the "Company Employees"), base wages or salaries and employee benefits (excluding in all cases profit sharing and bonus benefits) which, taken as a whole, are no less favorable than those provided to Company Employees immediately prior to the Closing (all of which base wages or salaries and pension and welfare benefits the Sellers have disclosed on Schedules 5.16, 5.18 and 7.3 hereto).

      (b) Nothing contained in the Agreement shall create any third party beneficiary rights in any Transferred Employee, any beneficiary or dependent thereof, or any other person with respect to compensation, terms and conditions of employment, benefits or any other matter, and Section 7.3(a) may only be enforced by, and may be waived by, the Sellers' Representative.

      7.4 Merger. On or before the Payment Date, the Buyer shall merge with and into the Company and shall provide to the Sellers' Representative or his counsel evidence that such merger has been consummated.

      8. Conditions Precedent to Buyer's Obligations to Make Closing Deliveries. The obligation of the Buyer under this Agreement to purchase the Shares is subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

      8.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of the Sellers contained in this Agreement shall be true, correct and complete on and as of the Closing Date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Sellers on or before the Closing Date shall have been duly complied with, performed or satisfied by each Seller; and the Buyer shall have received a certificate dated the Closing Date and signed by the Sellers to the foregoing effects.

      8.2 Opinion of Sellers' Counsel. The Buyer shall have received the written opinion dated the Closing Date of Pepper Hamilton LLP, counsel for the Sellers, in form and substance satisfactory to the Buyer and its counsel.

      8.3 Approval of Counsel; Corporate Matters. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on the Closing Date by Morgan, Lewis & Bockius LLP, counsel for the Buyer, in the exercise of their reasonable judgment. The Sellers shall also have delivered to the Buyer such other documents, instruments, certifications and further assurances as such counsel for the Buyer may reasonably require.

      9. Conditions Precedent to the Sellers' Obligations to Make Closing Deliveries. The obligations of the Sellers under this Agreement to sell the Shares are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

      9.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of the Buyer contained in this Agreement shall be true, correct and complete on and as of the Closing Date; all of the representations and warranties of K-Tron contained in each Seller Note shall be true, correct and complete on and as of the Closing Date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Buyer on or before the Closing Date shall have been duly complied with, performed or satisfied by the Buyer; the Sellers shall have received a certificate dated the Closing Date and signed by an officer of the Buyer to the foregoing effects relating to the Buyer; and the Sellers shall have received a certificate dated the Closing Date and signed by an officer of K-Tron to the foregoing effects relating to K-Tron.

      9.2 Opinion of Buyer's Counsel. The Sellers shall have received the written opinion dated the Closing Date of Morgan, Lewis & Bockius LLP, counsel for the Buyer, in form and substance satisfactory to the Sellers and their counsel.

      9.3 Secretary's Certificate of the Buyer. The Buyer shall have delivered to the Sellers a certificate executed by the Secretary or Assistant Secretary of the Buyer containing true and correct copies of (a) the Buyer's Certificate of Incorporation, as amended, (b) the Buyer's By-Laws, as amended, (c) resolutions duly adopted by the Buyer's Board of Directors and stockholder, to the extent required, approving and authorizing this Agreement and each of the other agreements and documents contemplated hereby and the transactions contemplated hereby and thereby, and (d) a good standing certificate issued by the Secretary of State of the Buyer's jurisdiction of formation. The Secretary or Assistant Secretary of the Buyer shall also certify in the certificate delivered pursuant to this Section 9.3 that the resolutions and other documents attached thereto have not been rescinded, revoked, modified, or otherwise changed and remain in full force and effect.

      9.4 Incumbency Certificate of the Buyer. The Buyer shall have delivered to the Sellers a certificate of incumbency of the Buyer executed by the officers of the Buyer executing this Agreement, and attested by the Secretary or Assistant Secretary of the Buyer listing the officers of the Buyer authorized to execute this Agreement and any other agreements or documents delivered pursuant hereto on behalf of the Buyer and certifying the authority of each such officer to execute such documents in connection with the consummation of the transactions contemplated herein.

      9.5 Secretary's Certificate of K-Tron. The Buyer shall have delivered to the Sellers a certificate executed by the Secretary or Assistant Secretary of K-Tron containing true and correct copies of (a) K-Tron's certificate of incorporation, as amended, (b) K-Tron's By-Laws, as amended, (c) resolutions duly adopted by K-Tron's Board of Directors approving and authorizing the Seller Notes, and (d) a good standing certificate issued by the Secretary of State of K-Tron's jurisdiction of formation. The Secretary or Assistant Secretary of K-Tron shall also certify in the certificate delivered pursuant to this Section
9.5 that the resolutions and other documents attached thereto have not been rescinded, revoked, modified, or otherwise changed and remain in full force and effect.

      9.6 Incumbency Certificate of K-Tron. The Buyer shall have delivered to the Sellers a certificate of incumbency of K-Tron executed by the officers of K-Tron executing the Seller Notes, and attested by the Secretary or Assistant Secretary of K-Tron listing the officers of the Buyer authorized to execute the Seller Notes.

      9.7 Approval of Counsel; Corporate Matters. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on the Closing Date by Pepper Hamilton LLP, counsel for the Sellers, in the exercise of their reasonable judgment. The Buyer shall also have delivered to the Sellers such other documents, instruments, certifications and further assurances as such counsel for the Sellers may reasonably require.

      10. Indemnification.

      10.1 Indemnification by the Sellers. Each Seller, individually and separately with respect to Section 10.1(a)(i) hereof and Section 10.1(a)(iii) hereof to the extent relating to a breach of the covenants contained in Section
7.2 hereof, and jointly and severally with respect to Sections 10.1(a)(ii),
(iii) (other than with respect to a breach of any covenant contained in Section
7.2 hereof) and (iv) hereof, shall reimburse, defend, indemnify and hold harmless the Buyer and its affiliates (including without limitation after the Closing the Company and its Subsidiary) and each of their directors, officers and other employees (each such person and its, his or her heirs, administrators, personal representatives, successors and assigns is referred to herein as a "Buyer Indemnified Party") from, against and in respect of:

      (a) any and all liabilities, losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, diminutions in value, settlement payments, deficiencies, costs and expenses (including without limitation reasonable attorneys' fees and expenses) (collectively, "Claims") suffered, sustained, incurred or paid by any Buyer Indemnified Party resulting from or arising out of:

            (i) any breach of any representation or warranty of such Seller in
      Section 4 hereof;

            (ii) any breach of any representation or warranty of any Seller in this Agreement (other than Section 4 hereof) or in any certificate or other writing delivered by or on behalf of any Seller, the Company or its Subsidiary in connection herewith;

            (iii) any nonfulfillment of any covenant or agreement on the part of any Seller set forth in this Agreement; or

            (iv) the assertion against any Buyer Indemnified Party of any liability or obligation relating to or arising out of the business, operations, assets or activities of the Company, its Subsidiary or any predecessor thereof at or prior to the Closing to the extent such liabilities or obligations are not fully reflected in the finally determined Closing Balance Sheet, or out of the actions or omissions of the Company's, its Subsidiary's or any predecessor's directors, officers, stockholders, partners, employees or agents at or prior to the Closing; and

      (b) any and all actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including without limitation reasonable attorneys' fees and expenses) incident to any of the foregoing or to the enforcement of this Section 10.1.

      10.2 Indemnification by the Buyer. The Buyer shall reimburse, defend, indemnify and hold harmless each Seller (each such person and his or her heirs, administrators, personal representatives and assigns is referred to herein as a "Seller Indemnified Party") from, against and in respect of:

      (a) any and all Claims suffered, sustained, incurred or paid by any Seller Indemnified Party resulting from or arising out of:

            (i) any breach of any representation or warranty of the Buyer in this Agreement or in any certificate or other writing delivered by or on behalf of the Buyer in connection herewith;

            (ii) any nonfulfillment of any covenant or agreement on the part of the Buyer set forth in this Agreement; or

            (iii) the assertion against any Seller Indemnified Party of any liability or obligation relating to or arising out of the business, operations, assets or activities of the Company or its Subsidiary after the Closing, except to the extent such liabilities or obligations are described in Section 10.1(a) hereof; and

      (b) any and all actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including without limitation reasonable attorneys' fees and expenses) incident to any of the foregoing or to the enforcement of this Section 10.2.

      10.3 Limitations on Liability. Except as otherwise provided in Section
10.5 hereof and except that this limitation shall not apply to any indemnification claim arising under or with respect to any of Sections 4.1, 4.2, 4.3, 5.2, 5.3, 5.10 and 5.22 hereof, the Sellers shall not be liable to any Buyer Indemnified Party under Section 10.1(a)(i), 10.1(a)(ii), or 10.1(a)(iv) hereof (i) until and then only to the extent that the amount for which they would otherwise (but for this provision) be liable to any or all Buyer Indemnified Parties under such Sections exceeds in the aggregate $250,000 (the "Deductible") or (ii) for an amount in excess of $3,500,000 (the "Cap").

      10.4 Survival of Representations and Warranties. Except as provided in
Section 10.5 hereof, the representations and warranties given or made by any Seller or the Buyer in this Agreement or in any certificate or other writing furnished in connection herewith shall survive the Closing for a period of 24 months after the Closing Date and shall thereafter terminate and be of no further force or effect, except that (a) all representations and warranties relating to Taxes and Tax Returns (as defined in Section 5.10 hereof) shall survive the Closing for the period of the applicable statutes of limitation plus any extensions or waivers thereof, (b) all representations and warranties set forth in Sections 4.1, 4.2, 4.3, 5.2, 5.3, 5.22, 6.3 and 6.4 hereof shall survive the Closing without limitation, (c) the representations and warranties set forth in Section 5.19 hereof shall survive the Closing for a period of three years after the Closing Date, (d) all representations and warranties set forth in Section 5.18 hereof shall survive the Closing for a period of five years after the Closing Date and (e) any representation or warranty as to which a claim (including without limitation a contingent claim) shall have been asserted during the survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties of the other party or parties set forth herein.

      10.5 Sole Remedy; Exceptions to Limitations. The Buyer's sole and exclusive remedy for any breach of this Agreement by any Seller shall be the provisions of this Section 10; provided, however, that (i) nothing set forth in this Section 10 shall be deemed to prohibit or limit any party's right at any time, on or after the Closing Date, to seek injunctive or equitable relief for the failure of any other party to perform any covenant or agreement contained in this Agreement and (ii) nothing herein shall be deemed to limit or restrict in any manner any rights or remedies which any Buyer Indemnified Party has, or might have, at law, in equity or otherwise, against the Sellers, or which any Seller Indemnified Party has or might have against the Buyer, based on fraud or willful failure to fulfill any agreement or covenant set forth herein.

      10.6 Payment of Indemnification Obligations. In the event that any Seller or the Buyer is required to make any payment under this Section 10, such party shall promptly pay the Buyer Indemnified Party or the Seller Indemnified Party, as the case may be, the amount of such indemnity obligation. If there should be a dispute as to such amount, such Seller or the Buyer, as the case may be, shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Section 10 and the portion, if any, theretofore paid shall bear interest for the period from the date the amount was demanded by the Buyer Indemnified Party or the Seller Indemnified Party, as the case may be, until payment in full, payable on demand, at the rate of 6% per annum. So long as any principal is unpaid and outstanding (and not previously set off pursuant to this Section 10.6) under the Seller Notes, the Buyer (or the Company as successor by merger to the Buyer) and K-Tron, as the case may be, shall first set off any amount owing, or which the Buyer believes in good faith is or may be owing, by a Seller to the Buyer or another Buyer Indemnified Party under this Agreement against the payment obligations of the Buyer hereunder or the payment obligations of K-Tron under the Seller Note to such Seller. If one or more Sellers are required to make any payment to Buyer or a Buyer Indemnified Party under this Section 10, then Buyer shall (i) set off only the Seller Notes of the Sellers obligated to make such payments and (ii) any payment to, or set off by, the Buyer shall be deemed to satisfy any obligations of Sellers to all Buyer Indemnified Parties in respect of the claim for which payment or set off has been made and to the extent of such payment or set off.

      10.7 Indemnification Procedure. All claims for indemnification under Sections 10.1 and 10.2 hereof shall be asserted and resolved as follows:

      (a) In the event that any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party, the Indemnified Party shall notify the Indemnifying Party of such claim or demand with reasonable promptness (following, with respect to any such claim or demand asserted against a Buyer Indemnified Party, (i) receipt thereof by senior management of the Indemnified Party and K-Tron or (ii) if no Seller is employed as the President, Chief Executive Officer or Chief Financial Officer of the Company at the time of such claim or demand, receipt thereof by senior management of the Indemnified Party), specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) (the "Claim Notice"); provided that the failure to so notify the Indemnifying Party shall not limit the rights of the Indemnified Party except to the extent that the Indemnifying Party has been materially prejudiced thereby. The Indemnifying Party shall have 30 days from the receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the Indemnifying Party's liability to the Indemnified Party hereunder with respect to such claim or demand and (ii) if the Indemnifying Party does not dispute such liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such claim or demand, provided that the Indemnified Party is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party's interests, provided that no such motion, answer or other pleading shall admit to any allegation for which indemnity is sought in such a way that materially prejudices the Indemnifying Party's right to defend against a claim or demand as provided hereunder. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify hereunder and desires to defend the Indemnified Party against such claim or demand and except as hereinafter provided, the Indemnifying Party shall have the right to defend by appropriate proceedings, which proceedings shall be settled or prosecuted by the Indemnifying Party to a final conclusion within a reasonable period of time under the circumstances. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at the Indemnified Party's sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party, without waiving any rights against the Indemnifying Party, may reasonably settle or defend against any such claim in the Indemnified Party's reasonable discretion and, if it is ultimately determined that the Indemnifying Party is responsible therefor under this
Section 10 then the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest as provided in Section 10.6 hereof.

      (b) The Indemnifying Party shall not settle any Claim without the consent of the Indemnified Party if: (i) the amount of any such settlement exceeds the Cap, or (ii) the settlement will have a material adverse effect on the business, operations, assets, properties, prospects or condition (financial or otherwise) of the Indemnified Party, the Company or its Subsidiary.

      (c) In the event the Indemnified Party should have a claim against the Indemnifying Party hereunder (i) which, with respect to any such claim by a Buyer Indemnified Party, is known to the senior management of K-Tron, and (ii) which in any event does not involve a claim or demand being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within the Notice Period that the Indemnifying Party disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder.

      (d) The procedures set forth in Sections 10.7(a) and (c) hereof shall not apply to claims or demands of a Buyer Indemnified Party which, in the reasonable opinion of the Buyer, would be covered by the Deductible.

      11. Miscellaneous.

      11.1 Sellers' Representative.

      (a) Appointment. Each Seller hereby constitutes and appoints John D. Whalen as the Sellers' Representative and as such Seller's true and lawful attorney in fact, with full power in such Seller's name and on such Seller's behalf:

            (i) to act on such Seller's behalf according to the terms of this Agreement, including, without limitation, the power: (i) to designate the accounts of the Seller for payment of the Purchase Price pursuant to
      Section 2(b) and to direct the Buyer to deliver a portion of the Purchase Price to certain third parties for fees, expenses, costs or other obligations; (ii) to act pursuant to Section 3 with respect to any Purchase Price adjustment; (iii) to consent to the assignment of rights under this Agreement; (iv) to give and receive notices on behalf of such Seller pursuant to Section 11.6; (v) to amend this Agreement or waive any provision of this Agreement in accordance with Sections 11.3 and 11.5; and
      (vi) to act on such Seller's behalf in connection with any matter as to which such Seller is, jointly with other Sellers, an "Indemnified Party" or "Indemnifying Party" under Section 10.1(b), all of the foregoing in the absolute discretion of the Sellers' Representative; and

            (ii) in general, to do all things and to perform all acts, including, without limitation, executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable in connection with this Agreement.

      (b) Sellers' Acknowledgments. This power of attorney, and all authority hereby conferred, is granted subject to the interests of the Sellers and the Buyer hereunder and in consideration of the mutual covenants and agreements made herein, and, except as otherwise provided by law, shall be irrevocable and shall not be terminated by any act of any Seller or by operation of law, whether by the death or incapacity of any Seller or by the occurrence of any other event. Each Seller hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by the Sellers' Representative under this Agreement. The Sellers further acknowledge and expressly agree that the Sellers' Representative shall have no obligation or liability to any person or entity for any action or omission taken or omitted by the Sellers' Representative in good faith hereunder, and each other Seller shall, on a proportionate basis in accordance with his or her pro rata share of that portion of the purchase price to be paid to all Sellers other than the Sellers' Representative pursuant to Section 1, hold the Sellers' Representative free and harmless from and indemnify the Sellers' Representative against any and all loss, damage or liability which the Sellers' Representative may sustain as a result of any such action or omission by the Sellers' Representative hereunder.

      (c) Reliance on Actions of the Sellers' Representative. The Buyer and, after the Closing Date, the Company and its Subsidiary, shall be entitled to rely upon any document or other paper delivered by the Sellers' Representative
(i) as being genuine and correct and (ii) as having been duly signed or sent by the Sellers' Representative, and none of the Buyer, the Company or its Subsidiary shall be liable to any of the Sellers for any action taken or omitted to be taken by the Buyer, the Company or the Subsidiary in such reliance.

      11.2 Expenses; Sales and Transfer Taxes. (a) Each of the Buyer and the Sellers shall pay their respective fees, expenses and costs incidental to the preparation hereof and the consideration, investigation and, through the Closing, the carrying out by it, him or her of the provisions hereof and the consummation by it, him or her of the transactions contemplated hereby, including their legal fees and expenses; however, upon written request from all of the Sellers prior to the Closing Date, the Company shall pay the Sellers' fees, expenses and costs incidental to such matters, but, if the Company does so, payment of or accrual for all such fees, expenses and costs of the Sellers shall be disclosed to Buyer at the time of the Closing and be fully reflected in the Closing Balance Sheet. The parties hereto shall pay their own fees, expenses and costs incidental to the carrying out of the provisions hereof after the Closing, and no such fees, expenses and costs of the Sellers, including without limitation the Sellers' legal fees and expenses, shall be paid by or out of any of the assets or properties of the Company or its Subsidiary.

      (b) The Sellers shall pay all documentary, stamp, sales, transfer, excise and other taxes incurred in connection with this Agreement and the transactions contemplated hereby, and the Sellers shall, at their own expense, file all necessary tax returns and other documentation with respect to all such documentary, stamp, sales, transfer, excise and other taxes.

      11.3 Contents of Agreement; Parties in Interest; Etc. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by a written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral and including without limitation the letter agreement dated August 27, 2002 and accepted August 28, 2002, are superseded by this Agreement.

      11.4 Assignment and Binding Effect. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the heirs, administrators, personal representatives, successors and assigns of the parties hereto.

      11.5 Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

      11.6 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by telefax (with confirmation of receipt), by certified mail, postage prepaid, or by recognized courier service, as follows:

If to Buyer, to:                         If to any Seller, to:

PCC Acquisition Co.                      Mr. John D. Whalen, as Sellers'
c/o K-Tron International, Inc.           Representative
Routes 55 and 553                        600 Abbott Drive
P.O. Box 888                             P.O. Box 100
Pitman, NJ  08071                        Broomall, Pennsylvania 19008
Attention: Edward B. Cloues, II          Telefax: (610) 543-0190
Chairman and Chief Executive Officer
Telefax: (856) 582-7968


with a required copy to:                 with a required copy to:

Morgan, Lewis & Bockius LLP              Pepper Hamilton LLP
1701 Market Street                       400 Berwyn Park
Philadelphia, PA  19103                  899 Cassatt Road
Attention: Timothy Maxwell, Esq.         Berwyn, PA  19312
Telefax: (215) 963-5299                  Attention: James D. Rosener, Esq.
                                         Telefax: (610) 640-7835


or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed, mailed or dispatched or, if given by any other means, shall be deemed given only when actually received by the addressee.

      11.7 No Public Announcements. Prior to the Closing, none of the Buyer, any of the Sellers or any of their respective affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or any of the transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange.

      11.8 Release; Termination of Other Agreements. (a) Effective as of the Closing and without the requirement of taking any further action, each Seller hereby fully and forever remises, releases, acquits and discharges the Company and its Subsidiary (for the benefit of the Company, its Subsidiary and the Buyer) of and from any and all claims, demands, agreements, contracts, covenants, promises, actions, compensation and benefits (including without limitation current and future severance compensation; but excluding any unpaid wages and salary compensation), suits, causes of action, obligations, controversies, debts, costs, expenses, accounts, damages, judgments, losses and liabilities of whatever kind or nature, at law or in equity or otherwise, whether known or unknown, which against either the Company or its Subsidiary he or she may have had, now has or can, shall or may now or in the future have, for or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of these presents, including without limitation all matters relating in any way to any future termination of employment with the Company or its Subsidiary; provided that the foregoing release shall in no way affect the rights of a Seller to seek indemnification from the Company pursuant to the Company's Certificate of Incorporation and By-Laws for a claim against such Seller with respect to which such Seller would be entitled to be so indemnified by the Company ("D&O Indemnity") (i) to the extent that such claim does not arise out of or relate to a matter for which the Company is entitled to indemnification from such Seller pursuant to Section 10 hereto, or (ii) if such claim does arise out of or relate to a matter for which the Company is entitled to indemnification from such Seller pursuant to Section 10 hereto, then the amount of any D&O Indemnity obligation of the Company shall be limited to (x) the amount by which the Deductible has not been exceeded by all Buyer Indemnified Party claims that would apply against the Deductible, plus (y) if but only after the Sellers have made payments under Section 10 equal to the Cap, any remaining amount of such D&O Indemnity claim. Any indemnification payments made by the Company to any Seller for a D&O Indemnity claim under clause (ii)(x) of the preceding sentence shall thereafter be included for the purpose of determining whether the Deductible has been reached.

      (b) The Buyer and the Sellers hereby acknowledge that (i) the Sellers are providing assistance to the Buyer with regard to the financing to be used in connection with the transactions contemplated herein, (ii) that such assistance shall in no way expand the Sellers' obligations or liabilities beyond those contained herein and (iii) the foregoing does not release the Sellers of any of their obligations or liabilities hereunder.

      (c) Effective as of the Closing and without the requirement of taking any further action, the Sellers and the Company hereby terminate in its entirety the Shareholder's Agreement, dated December 11, 1987, as amended on October 31, 1990, by and among the Sellers and the Company (the "Shareholder's Agreement"), with the effect that after the Closing none of the parties to the Shareholder's Agreement shall have any rights, liabilities or obligations thereunder or in connection therewith.

      11.9 Specific Performance. Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties' covenants and agreements contained in this Agreement.

      11.10 Pennsylvania Law to Govern. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

      11.11 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of, and may be enforced by, the parties hereto and, (a) in the case of Section 3 hereof, K-Tron and, (b) in the case of Sections 7.1 and 7.2 hereof, each affiliate of the Buyer (including without limitation after the Closing the Company and its Subsidiary) and, (c) in the case of Section 10 hereof, the other Buyer Indemnified Parties and Seller Indemnified Parties and, (d) in the case of Sections 1, 3, 7.1, 7.2, 11.2(a) and 11.8 hereof, the Company and its Subsidiary, and their heirs, administrators, personal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

      11.12 Headings; Interpretation. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation hereof. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity. Any reference to "knowledge of the Sellers" or "best knowledge of the Sellers" and each phrase having equivalent meaning (e.g., "known to the Sellers" or

"known to any Seller") shall be deemed and construed to include the knowledge of each Seller and Donald W. Melchiorre or the knowledge of any Seller or Mr. Melchiorre, as the case may be. Furthermore, any reference to the "opinion of any Seller" or "belief of the Sellers" and each phrase having equivalent meaning (e.g., "believed by the Sellers") shall be deemed and construed to include the opinions, beliefs or equivalent views of each Seller and Donald W. Melchiorre.

      11.13 Further Assurances. At any time and from time to time after the Closing, the parties agree to cooperate with each other, to execute and deliver such other documents, instruments of transfer or assignment, files, books and records and do all such further acts and things as may be reasonably required to carry out the intent of the parties hereunder.

      11.14 Exhibits; Schedules. The Exhibits hereto and the Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

      11.15 Severability. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstance in any other jurisdiction or to other persons or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

      11.16 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts other than a single counterpart executed by the party seeking or required to make such proof and the party or parties against whom a claim is being made or against whom this Agreement is sought to be enforced.


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
      IN WITNESS WHEREOF, the parties hereto have duly executed this Stock Purchase Agreement on the date first written.

Witness:

/s/  Nancy S. Hansen                /s/  John D. Whalen
-----------------------------       -------------------------------
                                    JOHN D. WHALEN

Witness:

/s/  Nancy S. Hansen                /s/  Donald J. Carrozzino
-----------------------------       -------------------------------
                                    DONALD J. CARROZZINO

Witness:

/s/  Nancy S. Hansen                /s/  Frank Wallitsch, Jr.
-----------------------------       -------------------------------
                                    FRANK WALLITSCH, JR.

Witness:

/s/  Frank Wallitsch, Jr.           /s/  Nancy S. Hansen
-----------------------------       -------------------------------
                                    NANCY S. HANSEN

                                    PCC ACQUISITION CO.

                                    By  /s/  Edward B. Cloues, II
                                      -----------------------------
                                    As its President


              PENNSYLVANIA CRUSHER CORPORATION LIMITED JOINDER

      Pennsylvania Crusher Corporation joins in the foregoing Stock Purchase Agreement for purposes of Sections 1, 3, 7.1, 7.2, 11.2(a) and 11.8 thereof.

                              PENNSYLVANIA CRUSHER CORPORATION

                              By  /s/  John D. Whalen
                                -----------------------------
                              As its Chairman and Chief Executive Officer


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
EXHIBITS

Exhibit A - Payments to Stockholders
Exhibit B - Form of Promissory Note

SCHEDULES

Schedule 5.1 - Foreign Qualifications
Schedule 5.2 - Capitalization
Schedule 5.3 - Subsidiary
Schedule 5.4 - Financial Statements
Schedule 5.7 - Absence of Undisclosed Liabilities
Schedule 5.8 - Existing Condition
Schedule 5.9 - Assets and Properties
Schedule 5.10 - Tax Returns
Schedule 5.11 - Legal Proceedings
Schedule 5.14 - Insurance
Schedule 5.15 - Contracts and Commitments
Schedule 5.16 - Additional Information
Schedule 5.18 - Employee Benefits
Schedule 5.19 - Environmental
Schedule 5.20 - Intellectual Property

                                       34